Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

12 Retech Corporation

We hereby consent to the use of our report dated April 16, 2018, with respect to the consolidated balance sheets of 12 Retech Corporation as of December 31, 2017 and 2016 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively, the “financial statements”) included herein and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Saddle Brook, New Jersey

July 2, 2018